Contact:	Nicholas Ashooh (News Media) 212-770-3523

Charlene Hamrah (Investment Community) 212-770-7074

AIG SUBSIDIARIES ENTER INTO SECURITIES LENDING AGREEMENT

WITH THE FEDERAL RESERVE BANK OF NEW YORK

NEW YORK, October 8, 2008 — American International Group, Inc. (AIG) announced today that certain of its domestic life insurance subsidiaries have entered into a securities lending agreement with the Federal Reserve Bank of New York.

     Under the Securities Lending Agreement, the New York Fed will borrow, on an overnight basis, investment grade fixed income securities from these AIG subsidiaries in return for cash collateral. As expected, drawdowns under the existing New York Fed credit facility have been used, in part, to settle securities lending transactions. AIG understands that the New York Fed is prepared to borrow securities to extend AIG’s currently outstanding lending obligations where those obligations are not rolled over or replaced by transactions with other private market participants. These borrowings by the New York Fed will allow AIG to replenish liquidity to the securities lending program on an as-needed basis, while providing possession and control of these third-party securities to the New York Fed. As of October 6, 2008, approximately $37.2 billion of securities were subject to loans under AIG’s securities lending program.

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     American International Group, Inc. (AIG), a world leader in insurance and financial services, is the leading international insurance organization with operations in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer. In addition, AIG companies are leading providers of retirement services, financial services and asset management around the world. AIG’s common stock is listed on the New York Stock Exchange, as well as the stock exchanges in Ireland and Tokyo.

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American International Group, Inc.
70 Pine Street, New York, NY 10270